UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  9/30/2005

Energenx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50739

NV	20-104677
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 East Commerce Loop, Post Falls, Idaho 83854

(Address of Principal Executive Offices, Including Zip Code)

(208) 665-5553

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.

Entry into a Material Definitive Agreement.

On September 30, 2005, Energenx, Inc. (“Energenx”) entered into a Subscription Agreement with Marvin Redenius., a member of the Board of Directors of Energenx.  Pursuant to the Subscription Agreement Marvin Redenius has agreed to purchase 3,000,000 shares of common stock of Energenx for a purchase price of $1,500,000.  This private placement is exempt from registration pursuant to Section 4(2) of Securities Act of 1933, as amended, and pursuant to Rule 505 of Regulation D.    The purchase price of the shares was set by the board of directors, excluding Marvin Redenius, pursuant to the recommendation of management.  The purchase price of the shares is higher than that obtained by Energenx in its most recent private placements.

Marvin Redenius largely owns and controls GTG Corp., an Iowa based corporation that signed an Exclusive Technology License Agreement on December 1, 2004 with Energenx, pursuant to which Energenx granted GTG Corp. an exclusive license in the area of North America (the United States, Canada and Mexico) to proprietary Energenx technology relating to a battery charging system, known as the Potential Battery Charger, for charging battery operated vehicles, excluding automobiles.

Item 2.01.

Completion of Acquisition or Disposition of Assets.

On November 28, 2005, Energenx confirmed receipt of $100,000 of the $1,500,000 total purchase price and Marvin Redenius pursuant to the Subscription Agreement signed September 30, 2005.  Prior to this private placement, Redenius held 4,800,000 shares of common stock of Energenx or approximately 18% of the outstanding shares of Energenx.  Upon completion of the purchase of the remainder of the 3,000,000 shares pursuant to the Subscription Agreement, Marvin Redenius will hold 7,800,000 shares of common stock.

Item 9.01.

Financial Statements and Exhibits.

(c) Exhibits

10.1

Subscription Agreement between Energenx, Inc. and Marvin Redenius dated September 30, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated  December 5, 2005

Energenx, Inc.

By:

/s/  Gary Bedini

Gary Bedini

President & CEO